Exhibit 99.1

News Release

Contact: Ellen Ewart Vice President, Investor and Media Relations 410-689-7632 eewart@foundationcoal.com

Foundation Coal Announces Retirement of Tom Lien

Linthicum Heights, Maryland, Mar. 2, 2005 – Foundation Coal (NYSE:FCL) announces the retirement of Thomas J. Lien, senior vice president – western operations effective April 1, 2005. Lien has been with Foundation and its predecessor companies for 25 years, and has 40 years of experience in the mining industry.

“Tom has served this industry well and leaves behind a strong legacy of safety performance, continuous improvement, and leadership principles,” said Jim Roberts, president and CEO of Foundation Coal. Further, Roberts stated, “Tom has seen significant change in the coal industry equipment and process capabilities and has managed through these volatile change periods showing strong leadership and ingenious management techniques. He has overseen the production of nearly 600 million tons of coal since 1989.”

Lien began his career in the copper industry and worked in iron ore and metallurgical research before joining AMAX Coal Company in 1980 in Gillette, Wyoming. He worked in various management positions before assuming the position of president of Wyoming operations in 1989. In 2001, he was appointed senior vice president for Foundation Coal with responsibility for all western operations.

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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